MATERIALS TRANSFER AGREEMENT

THIS AGREEMENT dated 7 December, 2007 is made by and between UPSTREAM BIOSCIENCES INC. (“Upstream”) and PROVINCIAL LAB FOR PUBLIC HEALTH (“ProvLabs”) represented by Dr. Stephanie Yanow (collectively, the “Scientists”).

Upstream hereby agrees to provide ProvLabs with certain the materials and know-how listed in Schedule A hereto (collectively, the “Materials”) for use in connection with the research activities described in Schedule A hereto (“Research”) on the following terms and conditions:

1.	Scientists. The Research will be conducted by the Scientists in accordance with the terms of the Services Agreement between Upstream and ProvLabs dated 7 December, 2007 (the “Services Agreement”).

2.

Proprietary Rights. The Materials are proprietary to Upstream. Upstream will be free, in its sole discretion, to distribute the Materials to others and to use them for its own purposes. Neither ProvLabs nor any Scientist will have any rights in any of the Materials except as provided in this Agreement.

3.	Restrictions on Use.

(a)

ProvLabs and the Scientists will use the Materials solely in connection with the Research and for no other purpose, including any other form of research or any commercial product or process development effort, unless specifically provided for in a separate written agreement between the parties. Neither the Material nor any biological materials treated therewith will be used in human beings.

(b)

Neither the Scientists nor ProvLabs will distribute, release, or in any way disclose the Materials to any person or entity, other than to laboratory personnel under the direct supervision of one or more of the Scientists. The Scientists and ProvLabs will ensure that no other person takes or sends any of the Materials to any other location without the prior written permission of Upstream.

4.	Limited License.

(a) This Agreement and the resulting transfer of Materials constitute a limited license to the Scientists and ProvLabs to use the Materials solely for purposes of conducting the Research.

(b)

Except as specifically provided in this Section, nothing in this Agreement will be deemed to grant to ProvLabs or any of the Scientists any license or rights under any Upstream patents or patent applications or any rights to use the Materials for any products or processes for profit-making or for any commercial purposes.

(c)

Neither ProvLabs nor any of the Scientists will, or will attempt to, reverse engineer any of the Materials or create any derivative works therefrom, nor will ProvLabs or any of the Scientists conduct any structural analysis or compound modification with respect to the Materials, except as specifically requested by Upstream.

(d)

The transfer of Materials and Information (defined below) hereunder in no way obliges Upstream to grant any such rights to ProvLabs. Upstream has no obligation to negotiate a further agreement with or to retain the services of ProvLabs, in any manner whatsoever other than for carrying out the Research as specifically described in Schedule B.

5.	Non-Disclosure.

(a)

All information provided by Upstream related to the Materials, all of the Research conducted by ProvLabs and the Scientists, the evaluation and analysis of the Materials and the data generated by ProvLabs and the Scientists in connection therewith (collectively, the “Information”) is confidential information of Upstream and will be held in strict confidence by ProvLabs. Except as otherwise permitted by this Agreement, neither ProvLabs (including its employees and agents) nor the Scientists will disclose, use, publish or make available all or any portion of the Information to any other person, firm or corporation without the prior written consent of Upstream.

(b)

ProvLabs will use the Information only for the purposes of conducting the Research and will communicate the Information only to the Scientists and such of its employees and agents as are required by their duties to have knowledge of the Information for the Purpose, on the condition that each such person:

(i) is informed that the Information is the confidential information of Upstream and is subject to the provisions of this Agreement; and

(ii) agrees not to disclose the Information to any person, firm or corporation other than Upstream or to use such Information in any way not expressly permitted by this Agreement.

(c)

The obligations of confidentiality, non-disclosure and non-use in this Agreement will continue unless or until the Information falls within the exceptions set out in Section 7. Notwithstanding the foregoing, ProvLabs will have the right to disclose Information to the extent required by law or an order of a court of competent jurisdiction, provided that ProvLabs furnishes Upstream with prior written notice of the proposed disclosure of the Information sufficiently in advance of the proposed disclosure so as to provide Upstream with a reasonable opportunity to prevent the disclosure the Information through the obtaining of a protective judicial order for the Information or any other means; and provided further that ProvLabs makes any such required disclosures in consultation with Upstream.

6.

Storage. Without in any way limiting its obligations under Section 5, ProvLabs must retain all Information (defined below) and Materials in a secure place with access thereto limited to those persons who are specifically authorized to have access under this Agreement.

7.	Exceptions. ProvLabs will not have any obligations with respect to any Information disclosed by ProvLabs that:

	(a)	at the time of disclosure, is already available or known to the public;

	(b)	after disclosure, becomes available or known to the public through no fault of ProvLabs, its employees or agents or the Scientists;

	(c)	is in the possession of ProvLabs at the time disclosure is made under this Agreement by Upstream, and such possession is documented by written evidence; or

	(d)	is received from a third party having the right to disclose same.

8.

Duty to Inform. If ProvLabs becomes aware or has knowledge of any unauthorized use or disclosure of any Information, then it must promptly notify Upstream of such unauthorized use or disclosure and take all reasonable steps to assist Upstream in attempting to minimize any potential or actual damages or losses that may result from such unauthorized disclosure.

9.	Return or Destruction of Materials and Information. Immediately upon request from Upstream or completion of the Research, whichever is sooner, ProvLabs must:

(a) return all unused Materials to Upsteam; and

(b)

destroy or at Upstream’s option, return to Upstream, any remaining Materials and return all of the Information, including all reproductions and copies thereof and delete all references thereto stored in electronic form.

10.

Reporting. ProvLabs will disclose to Upstream, in confidence, all results of the Research and any other evaluation and analysis of the Materials that ProvLabs or the Scientists perform in order to effectively carry out ProvLabs’s obligations under this Agreement. Recipient further agrees to promptly disclose the results of the Research and its other evaluation and analysis to Upstream on an ongoing basis under this Agreement and to deliver a final written report summarizing data generated during the Research and its other evaluation and analysis to Upstream within 30 days following completion of the Research.

11.

No Warranty. The Materials are experimental in nature and they are provided ON AN “AS-IS” BASIS WITHOUT WARRANTY OR CONDITION OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. UPSTREAM MAKES NO REPRESENTATION OR WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY.

12.

Limitation on Liability. In no event will Upstream be liable for loss, claim, damage or liability of any kind resulting from or relating to the use of the Materials by ProvLabs or the Scientists, whether resulting from the Research or the use, handling or storage of the Material, or otherwise.

13.	Applicable Law. ProvLabs and the Scientists will use the Materials in compliance with all laws, governmental regulations and guidelines applicable to the Materials and the Research.

14.	No Assignment by ProvLabs. ProvLabs has no right to assign or transfer all or any part of this Agreement, whether by operation of law or otherwise, without the prior written consent of Upstream.

15.

Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without regard to conflict of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of British Columbia with respect to any recourse that it may want to exercise relating to the interpretation or enforcement of any provisions of this Agreement, except that either party will have the right to seek injunctive relief in any court of competent jurisdiction.

16.

Successors; Number. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns and will be read with all changes in number and gender as may be required by the context.

17.

Survival. No termination of this Agreement will affect the rights or obligations of either party that have accrued prior to the effective date of such termination. The provisions of Sections 2, 3, 5, 8, 9, 11, 12 and 15 and of this Section will survive termination of this Agreement.

18.

Counterpart. This Agreement may be executed in counterpart and such counterparts together will constitute a single instrument. Delivery of an executed counterpart of this Agreement by electronic means, including by facsimile transmission or by electronic delivery in portable document format (“.pdf”), will be equally effective as delivery of a manually executed counterpart hereof. The parties acknowledge and agree that in any legal proceedings between them respecting or in any way relating to this Agreement, each waives the right to raise any defence based on the execution hereof in counterparts or the delivery of such executed counterparts by electronic means.

IN WITNESS WHEREOF, the parties have signed this Agreement with effect from the date first set forth on page one.

Provincial Lab for Public Health	Upstream Biosciences Inc.
8440 112th Street,	Suite 100 - 570 West 7th Avenue
Edmonton, AB T6E 2G5	Vancouver, BC V5Z 4S6

Per:	Per:
Authorized Signatory	Authorized Signatory

Dr. Stephanie Yanow
Print Name and Title

SCHEDULE A

MATERIALS

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SCHEDULE B

DESCRIPTION OF RESEARCH

The Research consists of those services described in Schedule A – Test Specification and Requirements, dated October 23, 2007, to the Services Agreement.